Exhibit 99.1

Citizens Financial Group, Inc. Reports Fourth Quarter Net Income of $282 Million and Diluted EPS of $0.55

ROTCE of 8.4% in fourth quarter 2016 with 6% positive operating leverage year over year*

Fourth quarter 2016 net income up 28% and diluted EPS up 31% vs. year ago quarter

2016 net income of $1.0 billion up 24% and $1.97 diluted EPS up 27% from 2015

2016 Adjusted net income up 18% and diluted EPS up 20% from Adjusted 2015*

PROVIDENCE, RI (January 20, 2017) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reported fourth quarter net income of $282 million, or $0.55 per diluted common share, up 28% and 31%, respectively, from $221 million and $0.42 per diluted common share in fourth quarter 2015. Compared with third quarter 2016 results, which included a $19 million after-tax benefit from notable items largely related to the TDR Transaction gain, net income decreased 5% from $297 million and diluted earnings per common share (“EPS”) decreased 2% from $0.56. Fourth quarter 2016 net income available to common stockholders increased $11 million, or 4%, from Adjusted third quarter 2016 levels* and diluted EPS increased $0.03, or 6%, from Adjusted third quarter 2016.

2016 net income available to common stockholders of $1.03 billion increased $198 million, or 24%, from 2015 with diluted EPS of $1.97 up $0.42, or 27%. 2016 Adjusted net income available to common stockholders* of $1.01 billion increased $148 million, or 17%, and Adjusted diluted EPS of $1.93 increased $0.32, or 20%, versus Adjusted 2015 results.

Fourth quarter 2016 Return on Average Tangible Common Equity* (“ROTCE”) of 8.4% compares to 8.6% in third quarter 2016, 8.0% on an Adjusted basis* and 6.7% in fourth quarter 2015.

“We are pleased to report another strong quarter with improving results, as we continue to run the bank better and deliver well for all stakeholders,” said Chairman and Chief Executive Officer Bruce Van Saun. “We remain focused on executing on our strategic initiatives that drive good top line growth, expanded capabilities and positive operating leverage. We enter 2017 with good momentum and believe we are well-positioned to capitalize on an improving economic and interest rate environment.”

Citizens also announced its board of directors declared a quarterly cash dividend of $0.14 per common share, an increase of $0.02 per share. The dividend is payable on February 16, 2017 to shareholders of record at the close of business on February 2, 2017.

*Please see important information on Key Performance Metrics and Non-GAAP Financial Measures at the end of this release for an explanation of our use of these metrics and non-GAAP financial measures and their reconciliation to GAAP financial measures. “Adjusted” results exclude restructuring charges, special items and/or notable items, as applicable. Where there is a reference to an “Adjusted” result in a paragraph, all measures that follow that “Adjusted” result are also “Adjusted” when applicable.

Citizens Financial Group, Inc.

Fourth Quarter 2016 vs. Third Quarter 2016

Key Highlights

•

Fourth quarter highlights include net interest income growth of 4%, reflecting 2% average loan growth and a six basis point improvement in net interest margin. Results also reflect continued focus on improving efficiency and returns with an efficiency ratio of 62% and ROTCE of 8.4%.*

•	Tangible book value per common share of $25.69; common shares outstanding decreased 6.2 million, or 1%.

Results

•	Total revenue of $1.4 billion decreased 1%, reflecting the impact of the third quarter $72 million TDR Transaction gain. On an Adjusted basis*, total revenue increased 4%.

•

Net interest income of $986 million increased $41 million, given 2% average loan growth and a six basis increase in net interest margin to 2.90%, driven by higher loan yields including the benefit of higher interest rates.

•

Noninterest income of $377 million decreased $58 million from third quarter levels that included the benefit of the TDR Transaction gain. On an Adjusted basis*, noninterest income was up 2%, reflecting higher mortgage banking income, foreign exchange and letter of credit fees, and an increase in interest rate products and leasing fees in other income.

•

Noninterest expense of $847 million decreased $20 million, or 2%, from third quarter levels that included $36 million of notable items. On an Adjusted basis*, noninterest expense increased $16 million, or 2%, reflecting an increase in other expense, outside services and equipment expense with all other categories relatively stable.

•	Efficiency ratio of 62% improved 70 basis points; on an Adjusted basis*, efficiency ratio improved 113 basis points.

•	Provision for credit losses of $102 million increased $16 million, driven by a $14 million reduction in recoveries of prior-period charge-offs from relatively high third quarter levels.

Balance Sheet

•	Average interest-earning assets increased $3.1 billion, or 2%, driven by continued loan growth.

•	Average deposits increased $2.5 billion, or 2%, reflecting growth in every category with particular strength in demand deposits, money market and term.

•

Nonperforming loans and leases (“NPLs”) to total loans and leases ratio of 0.97% improved from 1.05%, reflecting a reduction in both retail and commercial nonperforming loans. Allowance coverage of NPLs was 118% compared with 112%.

•

Net charge-offs of 39 basis points increased seven basis points from third quarter levels, driven by the reduction in recoveries of prior-period charge-offs and a methodology change in auto, which resulted in a $7 million, or 3 basis point, impact.

•	Robust capital strength with a common equity tier 1 (“CET1”) risk-based capital ratio of 11.2%.

•	Repurchased 6.3 million shares of common stock at an average price of $28.71, returning $180 million to shareholders.

Citizens Financial Group, Inc.

Fourth Quarter 2016 vs. Fourth Quarter 2015

Key Highlights

•

Fourth quarter results include a 28% increase in net income available to common stockholders, highlighted by strong revenue growth of 11%, driven by strength in net interest income with 8% average loan growth and a 13 basis point increase in net interest margin as well as noninterest income growth of 4%.

•

Year-over-year operating leverage of 6.1%, a 358 basis point improvement in the efficiency ratio and a 168 basis point improvement in ROTCE, reflecting focus on top line growth and strong expense discipline, while reinvesting in technology and business initiatives to drive future growth.*

Results

•	Total revenue of $1.4 billion increased $131 million, or 11%, reflecting solid net interest income and noninterest income growth.

•	Net interest income increased 13%, reflecting 8% average loan growth and a 13 basis point improvement in net interest margin.

•

Net interest margin of 2.90% reflects improved loan yields, driven by higher rates and balance sheet optimization initiatives, partially offset by a reduction in investment portfolio yields and higher deposit costs.

•

Noninterest income increased 4%, driven by strength in capital markets, mortgage banking, other income and foreign exchange and letter of credit fees. These results were partially offset by lower card fees, including the impact of the card reward accounting change, a reduction in securities gains and lower trust and investment services fees and service charges and fees.

•	Noninterest expense increased 5%, driven by growth in salaries and employee benefits largely related to higher incentive compensation tied to revenue, as well as an increase in other expense.

•

Provision for credit losses of $102 million increased $11 million, or 12%, reflecting higher net charge-offs in commercial, largely commodities-related credits and an increase in retail given a one-time methodology change in auto.

•	ROTCE* of 8.4% improved 168 basis points.

Balance Sheet

•	Average interest-earning assets increased $10.6 billion, or 8%, driven by strong loan growth and an increase in the securities portfolio.

•	Average deposits increased $7.8 billion, or 8%, on strength in low-cost core deposits.

•

NPLs to total loans and leases ratio of 0.97% improved from 1.07%, as an underlying reduction in retail nonperforming loans more than offset an increase in commercial nonperforming loans, largely commodities-related borrowers. Allowance coverage of NPLs of 118% compares with 115%.

•

Net charge-offs of 39 basis points of loans increased eight basis points, reflecting an increase in both commercial and retail categories and included a methodology change in auto, which resulted in a $7 million, or 3 basis point, impact.

Citizens Financial Group, Inc.

Update on Plan Execution

Consumer Banking

•	Performance paced by solid loan growth with continued traction in student, other retail unsecured and mortgage loans, with improved consumer loan yields tied to the benefit of improved mix.

•

Sales force expansion continued in 2016 with an increase of 96 mortgage loan officers to 538 at year end, with 43 in fourth quarter, and the addition of 42 financial consultants to 362 at year end, with 12 in fourth quarter.

•	Citizens Checkup, our needs-based approach for serving retail customers, has resulted in approximately 400,000 scheduled appointments in 2016, with high levels of customer satisfaction.

Commercial Banking

•

Delivered solid performance across most fee activities led by Capital Markets, Treasury Solutions and Interest Rate Products. Generated 10% average loan growth from the year-ago quarter, reflecting strength in Mid-corporate and Industry Verticals, Commercial Real Estate and Franchise Finance. Delivered total average deposit growth of 20% versus the prior-year quarter.

Efficiency and balance sheet optimization strategies

•

Tapping Our Potential (“TOP”) initiatives remain on track. In 2016, TOP II delivered approximately $105 million of annual pre-tax benefits. TOP III is expected to deliver pre-tax revenue and expense run-rate benefits of $100 million to $115 million, including $20 million of tax benefits in 2017.

•

Initiatives to shift loan portfolio mix to higher-return categories continue to deliver benefits to portfolio yields; have extracted capital from TDR and aircraft lease portfolios; managing deposit pricing to minimize cost while achieving growth objectives.

Full-Year 2016 vs. Full-Year 2015

•

Total revenue of $5.3 billion increased $431 million, or 9%, and Adjusted revenue growth* of 8% driven by strength in net interest income, reflecting 8% average loan growth and an 11 basis point improvement in net interest margin.

•	Noninterest expense and Adjusted noninterest expense* increased 3%, with positive operating leverage of 4.2%.

•	Efficiency ratio of 64% improved 376 basis points; 260 basis points on an Adjusted basis.*

•	Net income increased 24% with Adjusted net income* up 18%.

•	ROTCE of 7.7%, with Adjusted ROTCE of 7.6% higher by 91 basis points.*

Citizens Financial Group, Inc.

	Quarterly trends							Full year
Earnings highlights				4Q16 change from						2016 change
($s in millions, except per share data)	4Q16	3Q16	4Q15	3Q16		4Q15		2016	2015	from 2015

Net interest income	$986	$945	$870	$41		$116		$3,758	$3,402	$356
Noninterest income	377	435	362	(58)		15		1,497	1,422	75
Total revenue	1,363	1,380	1,232	(17)		131		5,255	4,824	431
Noninterest expense	847	867	810	(20)		37		3,352	3,259	93
Pre-provision profit	516	513	422	3		94		1,903	1,565	338
Provision for credit losses	102	86	91	16		11		369	302	67

Net income	282	297	221	(15)		61		1,045	840	205
Preferred dividends	—	7	—	(7)		—		14	7	7
Net income available to common stockholders	282	290	221	(8)		61		1,031	833	198
After-tax restructuring charges, special items and notable Items	$—	$(19)	$—	$19		$—		$(19)	$31	$(50)

Adjusted net income available to common stockholders*	$282	$271	$221	$11		$61		$1,012	$864	$148

Average common shares outstanding
Basic (in millions)	512.0	519.5	527.6	(7.4)		(15.6)		522.1	535.6	(13.5)
Diluted (in millions)	513.9	521.1	530.3	(7.2)		(16.4)		523.9	538.2	(14.3)
Diluted earnings per share	$0.55	$0.56	$0.42	$(0.01)		$0.13		$1.97	$1.55	$0.42
Adjusted diluted earnings per share*	$0.55	$0.52	$0.42	$0.03		$0.13		$1.93	$1.61	$0.32

Key performance metrics*
Net interest margin	2.90%	2.84%	2.77%	6	bps	13	bps	2.86%	2.75%	11	bps
Effective income tax rate	31.9	30.5	33.4	144		(155)		31.9	33.5	(164)
Efficiency ratio	62	63	66	(70)		(358)		64	68	(376)
Adjusted efficiency ratio*	62	63	66	(113)		(358)		64	67	(260)
Return on average common equity	5.7	5.8	4.5	(12)		119		5.2	4.3	93
Return on average tangible common equity	8.4	8.6	6.7	(15)		168		7.7	6.4	129
Adjusted return on average tangible common equity*	8.4	8.0	6.7	41		168		7.6	6.7	91
Return on average total assets	0.8	0.8	0.6	(6)		12		0.7	0.6	11
Return on average total tangible assets	0.8%	0.9%	0.7%	(7	) bps	12	bps	0.8%	0.7%	11	bps

Capital adequacy(1,2)
Common equity tier 1 capital ratio	11.2%	11.3%	11.7%					11.2%	11.7%
Total capital ratio	14.0	14.2	15.3					14.0	15.3
Tier 1 leverage ratio	9.9%	10.1%	10.5%					9.9%	10.5%

Asset quality(2)
Total nonperforming loans and leases as a % of total loans and leases	0.97%	1.05%	1.07%	(8	) bps	(10	) bps	0.97%	1.07%	(10	) bps
Allowance for loan and lease losses as a % of loans and leases	1.15	1.18	1.23	(3)		(8)		1.15	1.23	(8)
Allowance for loan and lease losses as a % of nonperforming loans and leases	118	112	115	629		368		118	115	368
Net charge-offs as a % of average loans and leases	0.39%	0.32%	0.31%	7	bps	8	bps	0.32%	0.30%	2	bps

1) Current reporting-period regulatory capital ratios are preliminary. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019.

2) Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.

Discussion of Results:

Fourth quarter 2016 and fourth quarter 2015 results included no net restructuring charges, special items or notable items. Third quarter 2016 results benefited from $31 million pre-tax or $19 million after-tax, of notable items.

2016 net income benefited from $31 million pre-tax, or $19 million after-tax, of notable items, compared with 2015 net income, which was reduced by a net $50 million pre-tax, or $31 million after-tax, of restructuring charges and special items. All references to Adjusted results* exclude the impact of restructuring charges, special items and/or notable items.

Restructuring charges, special items and/or notable items*			4Q16 change			2016 change
($s in millions, except per share data)	4Q16	3Q16	from 3Q16	2016	2015	from 2015

Pre-tax net noninterest income	$—	$67	$(67)	$67	$—	$67
After-tax noninterest income	—	41	(41)	41	—	41

Pre-tax total noninterest expense	—	(36)	36	(36)	(50)	14
After-tax total noninterest expense	—	(22)	22	(22)	(31)	9

Pre-tax restructuring charges, special items and notable items	—	31	(31)	31	(50)	81

After-tax restructuring charges, special items and notable items	$—	$19	$(19)	$19	$(31)	$50

Diluted EPS impact	$—	$0.04	$(0.04)	$0.04	$(0.06)	$0.10

Fourth quarter 2016 net income available to common stockholders of $282 million decreased $8 million, or 3%, while diluted EPS of $0.55 decreased $0.01, or 2%, versus third quarter 2016, which included a $19 million after-tax, or $0.04 EPS, benefit tied to the TDR transaction gain. Fourth quarter 2016 EPS reflects a 7.2 million reduction in average fully diluted shares outstanding.

Compared with fourth quarter 2015 levels, net income available to common stockholders increased $61 million, or 28%, as revenue growth of $131 million was partially offset by higher noninterest expense and provision for credit losses. Diluted EPS of $0.55 increased $0.13, or 31%, reflecting net income growth and a 16.4 million reduction in average fully diluted shares outstanding.

2016 net income available to common stockholders of $1.0 billion increased $198 million, or 24%, compared with 2015, reflecting 9% revenue growth, partially offset by growth in noninterest expense and provision for credit losses. 2016 diluted EPS of $1.97 increased $0.42, or 27%, and reflects a 14.3 million reduction in average fully diluted shares outstanding. Full-year 2016 EPS was impacted by $14 million in preferred dividends, or $0.03 per diluted common share, compared with $7 million, or $0.01 per diluted common share, of preferred dividends in 2015.

Citizens Financial Group, Inc.

	Quarterly trends					Full year
Adjusted results*				4Q16 change from				2016 change
($s in millions)	4Q16	3Q16	4Q15	3Q16	4Q15	2016	2015	from 2015

Adjusted net interest income*	$986	$945	$870	$41	$116	$3,758	$3,402	$356
Adjusted noninterest income*	377	368	362	9	15	1,430	1,422	8

Adjusted total revenue*	1,363	1,313	1,232	50	131	5,188	4,824	364
Adjusted noninterest expense*	847	831	810	16	37	3,316	3,209	107
Adjusted net income*	282	278	221	4	61	1,026	871	155
Preferred dividend	—	7	—	(7)	—	14	7	7

Adjusted net income available to common stockholders*	$282	$271	$221	$11	$61	$1,012	$864	$148
Adjusted diluted earnings per share*	$0.55	$0.52	$0.42	$0.03	$0.13	$1.93	$1.61	$0.32

Fourth quarter 2016 net income available to common stockholders increased $11 million, or 4%, from Adjusted third quarter 2016 levels*, reflecting a $50 million increase in total revenue, partially offset by a $16 million increase in noninterest expense and $16 million increase in provision for credit losses. Fourth quarter 2016 diluted EPS of $0.55 increased $0.03, or 6%, compared to third quarter 2016 Adjusted diluted EPS, driven by net income growth and a 7.2 million reduction in average fully diluted shares outstanding.

Compared with fourth quarter 2015 levels, net income available to common stockholders increased $61 million, or 28%, as revenue growth of $131 million was partially offset by a $37 million increase in noninterest expense and an $11 million increase in provision for credit losses. Diluted EPS of $0.55 increased $0.13, or 31%, reflecting net income growth and a 16.4 million reduction in average fully diluted shares outstanding.

On an Adjusted basis*, 2016 net income available to common stockholders of $1.0 billion increased $148 million, or 17%, versus 2015, while 2016 Adjusted diluted EPS of $1.93, increased $0.32, or 20%, and reflected a 14.3 million reduction in average fully diluted shares outstanding.

Citizens Financial Group, Inc.

Net interest income				4Q16 change from
($s in millions)	4Q16	3Q16	4Q15	3Q16			4Q15

				$		%	$		%

Interest income:
Interest and fees on loans and leases and loans held for sale	$968	$931	$832	$37		4%	$136		16%
Investment securities	152	146	153	6		4	(1)		(1)
Interest-bearing deposits in banks	2	2	1	—		—	1		100

Total interest income	$1,122	$1,079	$986	$43		4%	$136		14%

Interest expense:
Deposits	$76	$71	$60	$5		7%	$16		27%
Federal funds purchased and securities sold under agreements to repurchase	—	1	3	(1)		(100)	(3)		(100)
Other short-term borrowed funds	7	10	16	(3)		(30)	(9)		(56)
Long-term borrowed funds	53	52	37	1		2	16		43

Total interest expense	$136	$134	$116	$2		1%	$20		17%

Net interest income	$986	$945	$870	$41		4%	$116		13%

Net interest margin	2.90%	2.84%	2.77%	6	bps		13	bps

Net interest income of $986 million increased $41 million, or 4%, from third quarter 2016, given 2% average loan growth and a six basis point improvement in net interest margin. Net interest margin improvement reflects improved commercial and consumer loan yields, including the benefit of an increase in LIBOR, and lower pay-fixed swap costs, partially offset by the impact of an increase in investment portfolio balances as well as the impact of higher deposit and borrowing costs.

Compared to fourth quarter 2015, net interest income increased $116 million, or 13%, reflecting 8% average loan growth and a 13 basis point improvement in net interest margin. Results were driven by improved loan yields, reflecting the benefit of higher rates and balance sheet optimization initiatives, as well as lower pay-fixed swap costs. Results also reflect lower investment portfolio yields, which included a reduction in Federal Reserve Bank stock dividends, and higher deposit and borrowing costs.

Noninterest Income				4Q16 change from
($s in millions)	4Q16	3Q16	4Q15	3Q16		4Q15

				$	%	$	%

Service charges and fees	$153	$152	$156	$1	1%	$(3)	(2)%
Card fees	50	52	60	(2)	(4)	(10)	(17)
Trust and investment services fees	34	37	39	(3)	(8)	(5)	(13)
Mortgage banking fees	36	33	20	3	9	16	80
Capital markets fees	34	34	15	—	—	19	127
Foreign exchange and letter of credit fees	25	23	23	2	9	2	9
Securities gains, net	3	—	10	3	100	(7)	(70)
Other income(1)	42	104	39	(62)	(60)	3	8

Noninterest income	$377	$435	$362	$(58)	(13)%	$15	4%

1) Other income includes bank-owned life insurance and other income.

Noninterest income of $377 million decreased $58 million, or 13%, from third quarter 2016 levels that reflected the benefit of the $72 million TDR Transaction gain in other income. Compared with Adjusted third quarter results*, fourth quarter noninterest income of $377 million increased $9 million, or 2%, largely reflecting higher other income and mortgage banking fees. Other income increased $5 million, driven by higher leasing and interest rate products income. Mortgage banking fees increased $3 million, reflecting improved mortgage servicing rights (“MSR”) valuations and modestly higher origination volumes partially offset by lower loan sale gains. Foreign exchange and letter of credit fees increased $2 million and service charges and fees were relatively flat compared to the prior quarter. Capital markets fees remained stable with robust third

Citizens Financial Group, Inc.

quarter 2016 levels driven by strong loan-syndications activity. Card fees declined $2 million given seasonally lower out-of-network ATM transaction fees, and trust and investment services fees declined $3 million, reflecting continued shift in product sales toward fee-based business and a reduction in overall sales volume. Securities gains of $3 million were recorded during the quarter compared to no securities gains in the prior quarter.

Noninterest income increased $15 million, or 4%, from fourth quarter 2015 levels, largely reflecting strength in capital markets and mortgage banking fees partially offset by lower card fees, trust and investment services fees and service charges and fees. Capital markets fees increased $19 million reflecting improved market conditions and further broadening of our capabilities. Mortgage banking fees increased $16 million, reflecting strength in applications and secondary origination volumes and an increase in MSR valuations. Other income increased $5 million driven by higher interest rate product revenue. Card fees decreased $10 million, largely reflecting the card reward accounting change impact. Trust and investment services fees decreased $5 million as the benefit of higher sales volume was more than offset by the impact of a shift in product sales toward fee-based business. Service charges and fees decreased $3 million, largely reflecting lower loan prepayment fees. Securities gains decreased by $7 million.

Noninterest expense				4Q16 change from

($s in millions)	4Q16	3Q16	4Q15	3Q16		4Q15

				$	%	$	%

Salaries and employee benefits	$420	$432	$402	$(12)	(3) %	$18	4%
Outside services	98	102	104	(4)	(4)	(6)	(6)
Occupancy	77	78	74	(1)	(1)	3	4
Equipment expense	69	65	67	4	6	2	3
Amortization of software	44	46	38	(2)	(4)	6	16
Other operating expense	139	144	125	(5)	(3)	14	11

Total noninterest expense	$847	$867	$810	$(20)	(2) %	$37	5%
Restructuring charges, special items and Notable Items	—	36	—	(36)	NM	—	— %

Adjusted noninterest expense*	$847	$831	$810	$16	2%	$37	5%

Noninterest expense of $847 million decreased $20 million, or 2%, from third quarter 2016 levels that included $36 million of notable items largely tied to salaries and employee benefits, outside services and other expense. Compared with Adjusted third quarter results*, fourth quarter noninterest expense increased $16 million, or 2%, driven by a $9 million increase in other expense largely reflecting higher fraud, legal and regulatory costs, a $4 million increase in outside services, largely tied to increased consumer loan origination and servicing costs and a $4 million increase in equipment expense, reflecting increased vendor contract licenses and maintenance costs. Results also reflect relatively stable salaries and benefits expense, as higher incentive compensation tied to revenue was largely offset by a reduction in benefits.

Compared with fourth quarter 2015, noninterest expense increased $37 million, or 5%, largely reflecting higher salaries and employee benefits expense, other expense and amortization of software expense partially offset by the card reward accounting change impact and lower outside services expense. Salary and employee benefits expense increased $18 million, reflecting merit increases and higher incentive compensation tied to revenue. Other expense increased $14 million related to higher FDIC

Citizens Financial Group, Inc.

insurance expense and higher fraud, legal and regulatory costs. Amortization of software expense increased $6 million, driven by technology investments. These increases were partially offset by the card reward accounting change impact in other expense and a $6 million reduction in outside services expense related to lower regulatory costs.

The effective tax rate for fourth quarter 2016 was 31.9% compared to 30.5% in third quarter 2016, which included benefits from our TOP efficiency initiatives, and 33.4% in fourth quarter 2015.

Consolidated balance sheet review(1)				4Q16 change from

($s in millions)	4Q16	3Q16	4Q15	3Q16			4Q15

				$		%	$		%

Total assets	$149,520	$147,015	$138,208	$2,505		2%	$11,312		8%
Loans and leases and loans held for sale	108,294	105,993	99,407	2,301		2	8,887		9
Deposits	109,804	108,327	102,539	1,477		1	7,265		7
Average interest-earning assets (quarterly)	134,758	131,669	124,201	3,089		2	10,557		8
Stockholders’ equity	19,747	20,181	19,646	(434)		(2)	101		1
Stockholders’ common equity	19,499	19,934	19,399	(435)		(2)	100		1
Tangible common equity	$13,154	$13,576	$13,000	$(422)		(3)%	$154		1%
Loan-to-deposit ratio (period-end)(2)	98.6%	97.9%	96.9%	77	bps		168	bps
Common equity tier 1 capital ratio(3)	11.2	11.3	11.7
Total capital ratio(3)	14.0%	14.2%	15.3%

1) Represents period end unless otherwise noted.

2) Includes loans held for sale.

3) Current reporting period regulatory capital ratios are preliminary. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019.

Total assets of $149.5 billion increased $2.5 billion, or 2%, from September 30, 2016, driven by 2% loan growth, including a $1.3 billion increase in commercial loans and leases and a $940 million increase in retail loans as well as a $374 million increase in investment portfolio assets. Compared with December 31, 2015, total assets increased $11.3 billion, or 8%, primarily reflecting loan growth of $5.4 billion in commercial and $3.2 billion in retail, as well as a $2.4 billion increase in investment portfolio assets.

Average interest-earning assets of $134.8 billion in fourth quarter 2016 increased $3.1 billion, or 2%, from the prior quarter, driven by a $577 million increase in investment portfolio assets, a $1.3 billion increase in commercial loans and leases and a $1.2 billion increase in retail loans. Compared to fourth quarter 2015, average interest-earning assets increased $10.6 billion, or 8%, driven by commercial loan growth of $5.2 billion, retail loan growth of $3.1 billion and a $2.0 billion increase in investment portfolio assets, including $1.6 billion growth in securities and $453 million in cash and equivalents.

Citizens Financial Group, Inc.

Interest-earning assets				4Q16 change from

($s in millions)	4Q16	3Q16	4Q15	3Q16		4Q15

Period-end interest-earning assets				$	%	$	%

Investments and interest-bearing deposits	$28,798	$28,424	$26,417	$374	1%	$2,381	9%
Commercial loans and leases	51,651	50,389	46,214	1,262	3	5,437	12
Retail loans	56,018	55,078	52,828	940	2	3,190	6
Total loans and leases	107,669	105,467	99,042	2,202	2	8,627	9
Loans held for sale, at fair value	583	526	325	57	11	258	79
Other loans held for sale	42	—	40	42	100	2	5
Total loans and leases and loans held for sale	108,294	105,993	99,407	2,301	2	8,887	9

Total period-end interest-earning assets	$137,092	$134,417	$125,824	$2,675	2%	$11,268	9%

Average interest-earning assets
Investments and interest-bearing deposits	$27,667	$27,090	$25,664	$577	2%	$2,003	8%
Commercial loans and leases	51,032	49,704	45,819	1,328	3	5,213	11
Retail loans	55,502	54,332	52,380	1,170	2	3,122	6
Total loans and leases	106,534	104,036	98,199	2,498	2	8,335	8
Loans held for sale, at fair value	551	474	325	77	16	226	70
Other loans held for sale	6	69	13	(63)	(91)	(7)	(54)
Total loans and leases and loans held for sale	107,091	104,579	98,537	2,512	2	8,554	9

Total average interest-earning assets	$134,758	$131,669	$124,201	$3,089	2%	$10,557	8%

Period-end investments and interest-bearing deposits of $28.8 billion as of December 31, 2016 increased $374 million, or 1%, compared with September 30, 2016, driven by an increase in cash positions held at the Federal Reserve. Compared with December 31, 2015, investments and interest-bearing deposits increased $2.4 billion, or 9%, with $1.5 billion in securities and $846 million in cash and equivalents. At the end of fourth quarter 2016, the average effective duration of the securities portfolio increased to 4.3 years, compared with 2.7 years at September 30, 2016 and 3.5 years at December 31, 2015, reflecting the impact of higher long-term rates, which reduced prepayment speeds.

Period-end loans and leases of $107.7 billion at December 31, 2016 increased $2.2 billion, or 2%, from $105.5 billion at September 30, 2016 and $8.6 billion, or 9%, from $99.0 billion at December 31, 2015. The linked-quarter change was driven by a $1.3 billion increase in commercial loans and leases and a $940 million increase in retail loans. The change from the prior-year period reflects a $5.4 billion increase in commercial loans and leases and a $3.2 billion increase in retail loans.

Average loans and leases increased $2.5 billion, or 2%, from third quarter 2016, reflecting a $1.3 billion increase in commercial loans and leases and a $1.2 billion increase in retail loans. Commercial loan growth was driven by strength in Mid-corporate and Industry Verticals and Commercial Real Estate. Retail loan growth was largely driven by strength in residential mortgages, student and other unsecured retail loans, partially offset by lower home equity balances.

Compared with fourth quarter 2015, average loans and leases of $106.5 billion increased $8.3 billion, or 8%, reflecting a $5.2 billion increase in commercial loans and leases and a $3.1 billion increase in retail loans. Commercial loan and lease growth was driven by strength in Commercial Real Estate, Mid-corporate and Industry Verticals and Franchise Finance, partially offset by lower Asset Finance balances. Retail loan growth was driven by student loans, residential mortgages and unsecured retail loans, partially offset by lower home equity balances.

Citizens Financial Group, Inc.

Deposits				4Q16 change from

($s in millions)	4Q16	3Q16	4Q15	3Q16		4Q15

Period-end deposits				$	%	$	%

Demand deposits	$28,472	$27,292	$27,649	$1,180	4%	$823	3%
Checking with interest	20,714	20,573	17,921	141	1	2,793	16
Savings	8,964	8,797	8,218	167	2	746	9
Money market accounts	38,176	38,258	36,727	(82)	—	1,449	4
Term deposits	13,478	13,407	12,024	71	1	1,454	12

Total period-end deposits	$109,804	$108,327	$102,539	$1,477	1%	$7,265	7%

Average deposits
Demand deposits	$28,443	$27,467	$27,475	$976	4%	$968	4%
Checking with interest	20,268	19,997	17,117	271	1	3,151	18
Savings	8,826	8,779	8,087	47	1	739	9
Money market accounts	38,397	37,597	36,488	800	2	1,909	5
Term deposits	13,191	12,806	12,201	385	3	990	8

Total average deposits	$109,125	$106,646	$101,368	$2,479	2%	$7,757	8%

Period-end total deposits at December 31, 2016 of $109.8 billion increased $1.5 billion, or 1%, from September 30, 2016, driven by growth of $1.2 billion in demand deposits. Compared with December 31, 2015, period-end total deposits increased $7.3 billion, or 7%, reflecting growth across all categories led by strength in checking with interest, term deposits and money market accounts.

Fourth quarter 2016 average deposits of $109.1 billion increased $2.5 billion, or 2%, from third quarter 2016, driven by growth in demand deposits, money market and term deposits. Compared with fourth quarter 2015, average deposits increased $7.8 billion, or 8%, driven by growth in all categories.

Borrowed funds				4Q16 change from

($s in millions)	4Q16	3Q16	4Q15	3Q16		4Q15

Period-end borrowed funds				$	%	$	%

Federal funds purchased and securities sold under agreements to repurchase	$1,148	$900	$802	$248	28%	$346	43%
Other short-term borrowed funds	3,211	2,512	2,630	699	28	581	22
Long-term borrowed funds	12,790	11,902	9,886	888	7	2,904	29

Total borrowed funds	$17,149	$15,314	$13,318	$1,835	12%	$3,831	29%

Average borrowed funds	$15,210	$14,379	$12,603	$831	6%	$2,607	21%

Total borrowed funds of $17.1 billion at December 31, 2016 increased $1.8 billion from September 30, 2016, reflecting a $947 million increase in short-term borrowings, driven by $749 million in senior debt that now matures in less than one year, and fed funds purchased and an $888 million increase in net long-term funding, specifically Federal Home Loan Bank (“FHLB”) borrowings. Compared with December 31, 2015, total borrowed funds increased $3.8 billion, primarily reflecting a $2.9 billion increase in long-term borrowings and a $927 million increase in short-term borrowings, including the $749 million of senior debt that now matures in less than one year. Average borrowed funds of $15.2 billion increased $831 million from third quarter 2016, driven by higher short-term borrowings, which included the impact of senior debt migrating from long-term borrowings. Compared with fourth quarter 2015, average borrowed funds increased $2.6 billion, reflecting an increase in long-term senior debt and incremental long-term FHLB borrowings.

Citizens Financial Group, Inc.

Capital				4Q16 change from
($s and shares in millions)	4Q16	3Q16	4Q15	3Q16		4Q15

Period-end capital				$	%	$	%

Stockholders’ equity	$19,747	$20,181	$19,646	$(434)	(2) %	$101	1%
Stockholders’ common equity	19,499	19,934	19,399	(435)	(2)	100	1
Tangible common equity	13,154	13,576	13,000	(422)	(3)	154	1
Tangible book value per common share	$25.69	$26.20	$24.63	$(0.51)	(2)	1.06	4
Common shares - at end of period	512.0	518.1	527.8	(6.2)	(1)	(15.8)	(3)
Common shares - average (diluted)	513.9	521.1	530.3	(7.2)	(1) %	(16.4)	(3) %
Common equity tier 1 capital ratio(1,2)	11.2%	11.3%	11.7%
Total capital ratio(1,2)	14.0	14.2	15.3
Tier 1 leverage ratio(1,2)	9.9%	10.1%	10.5%

1) Current reporting-period regulatory capital ratios are preliminary

2) Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019.

On December 31, 2016, our Basel III capital ratios on a transitional basis remained well in excess of applicable regulatory requirements with a CET1 capital ratio of 11.2% and a total capital ratio of 14.0%. Our capital ratios continue to reflect progress against our objective of realigning our capital profile to be more consistent with that of peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy and risk appetite.

As part of the CFG’s 2016 Capital Plan (the “Plan”), during the fourth quarter the company repurchased 6.3 million shares of common stock at an average price of $28.71 per share. Tangible book value per common share of $25.69 decreased 2% versus third quarter 2016 and increased 4% versus fourth quarter 2015. The decrease compared to the prior quarter largely reflects mark-to-market losses on the available for sale securities portfolio of $334 million, which reduced other comprehensive income. The Plan includes the repurchase of up to $690 million of Citizens’ outstanding common stock beginning in third quarter 2016 through second quarter 2017, with $260 million in remaining availability as of December 31, 2016. In accordance with the Plan, the company paid quarterly dividends of $0.12 per share in the third and fourth quarters of 2016, and has declared a dividend of $0.14 per share for the first quarter 2017. Future capital actions are subject to consideration and approval by CFG’s Board of Directors.

Citizens Financial Group, Inc.

Credit quality review				4Q16 change from
($s in millions)	4Q16	3Q16	4Q15	3Q16		4Q15

				$	%	$	%

Nonperforming loans and leases	$1,045	$1,107	$ 1,060	$(62)	(6) %	$(15)	(1) %
Net charge-offs	104	83	77	21	25	27	35
Provision for credit losses	102	86	91	16	19	11	12
Allowance for loan and lease losses	$1,236	$1,240	$ 1,216	$(4)	(0) %	$20	(2) %
Total nonperforming loans and leases as a % of total loans and leases	0.97%	1.05%	1.07%	(8) bps		(10) bps
Net charge-offs as % of total loans and leases	0.39	0.32	0.31	7 bps		8 bps
Allowance for loan and lease losses as a % of total loans and leases	1.15%	1.18%	1.23%	(3) bps		(8) bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	118.32%	112.03%	114.64%	629 bps		368 bps

Overall credit quality continued to improve reflecting growth in lower risk retail loans and modest increases in commercial categories. Nonperforming loans of $1.0 billion decreased $62 million from September 30, 2016, driven by a $53 million decrease in retail, with a reduction in residential mortgage reflecting higher home values and borrowers’ improved ability to repay, and a $9 million decrease in commercial. Compared to December 31, 2015, nonperforming loans and leases decreased $15 million as increases in commercial, largely commodities-related portfolio, were offset by improvements in consumer real-estate secured categories. The nonperforming loans and leases to total loans and leases ratio of 0.97% at December 31, 2016 compares with 1.05% at September 30, 2016 and 1.07% at December 31, 2015.

Net charge-offs of $104 million increased $21 million from third quarter 2016 levels, driven by a $14 million reduction in recoveries of prior-period charge-offs and the $7 million impact of a one-time methodology change in the auto portfolio. Compared with fourth quarter 2015, net charge-offs increased $27 million, driven by a $19 million increase in commercial, largely tied to commodities-related credits, and the $7 million impact of the methodology change in auto. Fourth quarter 2016 net charge-offs of 39 basis points of average loans and leases compares with 32 basis points in third quarter 2016 and 31 basis points in fourth quarter 2015.

Allowance for loan and lease losses of $1.2 billion was stable compared to third quarter 2016 and increased $20 million, or 2%, from fourth quarter 2015, largely reflecting continued loan growth.

Allowance for loan and lease losses to total loans and leases was 1.15% as of December 31, 2016, relatively stable compared with 1.18% as of September 30, 2016 and 1.23% as of December 31, 2015. The allowance for loan and lease losses to nonperforming loans and leases ratio increased slightly to 118% as of December 31, 2016 from 112% as of September 30, 2016 and 115% as of December 31, 2015, given the lower level of nonperforming loans and leases.

Citizens Financial Group, Inc.

Additional Segment Detail:

Consumer Banking Segment				4Q16 change from
($s in millions)	4Q16	3Q16	4Q15	3Q16			4Q15

				$		%	$		%

Net interest income	$639	$621	$565	$18		3%	$74		13%
Noninterest income	227	229	226	(2)		(1)	1		—

Total revenue	866	850	791	16		2	75		9
Noninterest expense	649	650	624	(1)		—	25		4

Pre-provision profit	217	200	167	17		9	50		30
Provision for credit losses	74	57	65	17		30	9		14

Income before income tax expense	143	143	102	—		—	41		40
Income tax expense	51	51	35	—		—	16		46

Net income	$92	$92	$67	$—		— %	$25		37%

Average balances

Total loans and leases (1)	$56,711	$55,376	$52,737	$1,335		2%	$3,974		8%
Total deposits	$73,124	$72,141	$70,939	$983		1%	$2,185		3%

Key performance metrics*

ROTCE (2)	7.0%	7.0%	5.5%	(7)	bps		147	bps
Efficiency ratio	75%	76%	79%	(156)	bps		(395)	bps

Loan-to-deposit ratio (period-end)(1)	77.3%	77.2%	74.5%	11	bps		280	bps

1) Includes held for sale.

2) Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $92 million in fourth quarter 2016 was flat with third quarter 2016, reflecting a $16 million increase in total revenue and relatively stable noninterest expense, largely offset by a $17 million increase in provision for credit losses. Net interest income increased $18 million, or 3%, from third quarter 2016, reflecting the benefit of a $1.3 billion increase in average loans led by higher mortgage, student and unsecured retail loans and improved loan yields, partially offset by higher deposit costs. Noninterest income was relatively stable as higher mortgage banking fees were more than offset by lower trust and investment fees and a reduction in card fees, reflecting seasonally lower out-of-network ATM fees.

Noninterest expense decreased modestly from third quarter 2016 levels that included $7 million of home equity notable items.* Results excluding these items were largely driven by higher fraud and regulatory and legal costs and increased equipment and outside services costs, offsetting lower salaries and benefits, nonperforming asset costs and occupancy expense. Provision for credit losses increased $17 million, largely driven by higher auto net charge-offs, including a $7 million increase related to a methodology change and a $5 million increase related to a reduction in consumer real estate secured recoveries from higher third quarter 2016 levels.

Compared with fourth quarter 2015, net income increased $25 million, or 37%, reflecting a $75 million increase in total revenue, which more than offset a $25 million increase in noninterest expense and a $9 million increase in provision for credit losses. Net interest income increased $74 million, or 13%, driven by a $4.0 billion increase in average loans led by higher student, mortgage and unsecured retail balances as well as improved loan yields and deposit spreads. Noninterest income was relatively stable with fourth quarter 2016 levels, driven by $16 million of higher mortgage banking fees tied to wider gain on sale spreads, secondary volumes and an MSR valuation increase. These results were partially offset by an $8 million card reward accounting change impact and a $5 million decrease in trust and investment fees.

Citizens Financial Group, Inc.

Noninterest expense increased $25 million, or 4%, largely driven by higher fraud, regulatory and legal costs, insurance costs and salaries and benefits expense tied to merit and incentives as well increased amortization of software expense, partially offset by the card reward accounting change impact. Provision for credit losses increased $9 million from fourth quarter 2015, largely driven by higher net charge-offs in auto related to a methodology change.

Commercial Banking Segment				4Q16 change from
($s in millions)	4Q16	3Q16	4Q15	3Q16			4Q15

				$		%	$		%

Net interest income	$347	$327	$301	$20		6%	$46		15%
Noninterest income	122	123	107	(1)		(1)	15		14

Total revenue	469	450	408	19		4	61		15
Noninterest expense	187	181	180	6		3	7		4

Pre-provision profit	282	269	228	13		5	54		24
Provision for credit losses	20	19	(2)	1		5	22		NM

Income before income tax expense	262	250	230	12		5	32		14
Income tax expense	90	88	78	2		2	12		15

Net income	$172	$162	$152	$10		6%	$20		13%

Average balances

Total loans and leases (1)	$47,010	$46,611	$42,642	$399		1%	$4,368		10%
Total deposits	$29,410	$27,847	$24,600	$1,563		6%	$4,810		20%

Key performance metrics*

ROTCE (2)	12.9%	12.5%	12.6%	44	bps		37	bps
Efficiency ratio	40%	40%	44%	(38)	bps		(419)	bps
Loan-to-deposit ratio (period-end)(1)	166.2%	161.4%	172.6%	480	bps		(634)	bps

1) Includes held for sale.

2) Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $172 million in fourth quarter 2016 increased $10 million, or 6%, versus third quarter 2016, reflecting a $19 million increase in total revenue, partially offset by a $6 million increase in noninterest expense and relatively stable provision for credit losses. Net interest income of $347 million increased $20 million, or 6%, driven by loan and deposit growth and higher interest rates. Average loans and leases increased $399 million as growth in Mid-corporate and Industry Verticals and Commercial Real Estate was partially offset by a $994 million average decrease related to the transfer of an Asset Finance lease and loan portfolio to non-core at the end of third quarter 2016. Noninterest income remained stable as modest growth in foreign exchange and letter of credit fees and interest rate product fees was offset by a reduction in other income, including lower leasing fees related to the Asset Finance lease and loan portfolio transfer to non-core.

Noninterest expense increased $6 million, largely reflecting higher operational losses, higher salaries and benefits expense tied to incentive compensation and higher insurance costs, partially offset by lower depreciation expense related to the Asset Finance lease and loan portfolio transfer to non-core. Provision for credit losses was slightly higher.

Compared to fourth quarter 2015, net income increased $20 million, or 13%, as a $61 million increase in total revenue more than offset a $7 million increase in noninterest expense and a $22 million increase in provision for credit losses. Net interest income increased $46 million, or 15%, from fourth quarter 2015, driven by strong loan and deposit growth and the benefit of higher interest rates. Average loans and leases increased $4.4 billion, driven by strength in

Citizens Financial Group, Inc.

Mid-corporate and Industry Verticals, Commercial Real Estate and Franchise Finance, despite the impact of the $1.2 billion transfer of the Asset Finance lease and loan portfolio to non-core. Noninterest income increased $15 million from fourth quarter 2015 levels, largely reflecting strength in capital markets, interest rate products and foreign exchange fees, partially offset by lower leasing income related to the Asset Finance lease and loan portfolio transfer to non-core.

Noninterest expense increased $7 million from fourth quarter 2015, largely reflecting higher salaries and employee benefits tied to incentive compensation and higher benefits costs, partially offset by lower outside services expense and lower depreciation expense related to the Asset Finance lease and loan portfolio transfer to non-core. Provision for credit losses increased $22 million versus fourth quarter 2015, driven by increased losses largely related to higher charge-offs in commodities-related credits.

Other(1)				4Q16 change from
($s in millions)	4Q16	3Q16	4Q15	3Q16		4Q15
				$	%	$	%
Net interest income	$—	$(3)	$4	$3	100%	$(4)	(100	) %
Noninterest income	28	83	29	(55)	(66)	(1)	(3)

Total revenue	28	80	33	(52)	(65)	(5)	(15)
Noninterest expense	11	36	6	(25)	(69)	5	83

Pre-provision profit (loss)	17	44	27	(27)	(61)	(10)	(37)
Provision for credit losses	8	10	28	(2)	(20)	(20)	(71)

Income (loss) before income tax expense (benefit)	9	34	(1)	(25)	(74)	10	NM
Income tax expense (benefit)	(9)	(9)	(3)	—	—	(6)	NM

Net income (loss)	$18	$43	$2	$(25)	(58)	$16	NM

Average balances

Total loans and leases (2)	$3,370	$2,592	$3,158	$778	30%	$212	7%
Total deposits	$6,591	$6,658	$5,829	$(67)	(1)%	$762	13%

1) Includes the financial impact of non-core, liquidating loan portfolios and other non-core assets, our treasury activities, wholesale funding activities, securities portfolio, community development assets and other unallocated assets, liabilities, revenues, provision for credit losses and expenses not attributed to our Consumer Banking or Commercial Banking segments.

2) Includes held for sale.

Other net income of $18 million in fourth quarter 2016 decreased $25 million versus third quarter 2016, largely driven by the net impact of notable items* in third quarter 2016. Other recorded no net interest income in fourth quarter 2016, an increase of $3 million, largely driven by higher investment income and higher non-core interest income related to the transfer of a $1.2 billion Asset Finance lease and loan portfolio in third quarter 2016 and lower legacy swap expense. Noninterest income of $28 million decreased $55 million, largely reflecting the impact of the TDR Transaction gain recorded in third quarter 2016.

Noninterest expense of $11 million decreased $25 million, driven by the impact of notable items* recorded in third quarter 2016. Provision for credit losses of $8 million in fourth quarter 2016 decreased $2 million from third quarter 2016.

Other net income in fourth quarter 2016 increased $16 million from fourth quarter 2015, driven by a $20 million decrease in provision for credit losses. Net interest income decreased $4 million, reflecting higher borrowed funds costs. Noninterest income remained relatively stable.

Citizens Financial Group, Inc.

Noninterest expense increased $5 million from fourth quarter 2015, largely reflecting increased depreciation expense related to the Asset Finance lease and loan transfer to non-core. Provision for credit losses was down $20 million, driven by a $2 million reserve release compared to a $14 million reserve build in fourth quarter 2015.

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media:	Peter Lucht - 781.655.2289

Investors:	Ellen A. Taylor - 203.900.6854

Conference Call

CFG management will host a live conference call today with details as follows:

Time:	9:00 am ET

Dial-in:	(800) 230-1059, conference ID 404800

Webcast/Presentation: The live webcast will be available at http://investor.citizensbank.com under Events & Presentations

Replay Information: A replay of the conference call will be available beginning at 11:00 am ET on January 20 through February 20, 2017. Please dial (800) 475-6701 and enter access code 404800. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $149.5 billion in assets as of December 31, 2016. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides wealth management, mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates through its subsidiaries Citizens Bank, N.A. and Citizens Bank of Pennsylvania as Citizens Bank, Citizens Commercial Banking and Citizens One. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Citizens Financial Group, Inc.

Key Performance Metrics and Non-GAAP Financial Measures

Key Performance Metrics:

Our management team uses certain key performance metrics (“KPMs”) to gauge our performance and progress over time in achieving our strategic and operational goals and also in comparing our performance against our peers. In connection with our path to becoming an independent public company, we established the following financial targets, in addition to others, as KPMs. These KPMs are utilized by our management in measuring our progress against financial goals and as a tool in helping assess performance for compensation purposes. These KPMs can largely be found in our Registration Statements on Form S-1 and our periodic reports, which are filed with the Securities and Exchange Commission, and are supplemented from time to time with additional information in connection with our quarterly earnings releases.

Our key performance metrics include:

Return on average tangible common equity (“ROTCE”);

Return on average total tangible assets (“ROTA”);

Efficiency ratio;

Operating leverage; and

Common equity tier 1 capital ratio (Basel III fully phased-in basis).

In establishing goals for these KPMs, we determined that they would be measured on a management-reporting basis, or an operating basis, which we refer to externally as “Adjusted” results. We believe that these “Adjusted” results, which exclude restructuring charges, special items and/or notable items, as applicable, provide the best representation of our underlying financial progress toward these goals as they exclude items that our management does not consider indicative of our on-going financial performance. We have consistently shown these metrics on this basis to investors since our initial public offering in September of 2014. Adjusted KPMs are considered non-GAAP financial measures.

Non-GAAP Financial Measures:

This document contains non-GAAP financial measures. The following tables present reconciliations of our non-GAAP measures. These reconciliations exclude restructuring charges, special items and/or notable items, which are included, where applicable, in the financial results presented in accordance with GAAP. Restructuring charges and special items include expenses related to our efforts to improve processes and enhance efficiencies, as well as rebranding, separation from RBS and regulatory expenses. Notable items include certain revenue or expense items that may occur in a reporting period, which management does not consider indicative of on-going financial performance.

The non-GAAP measures presented below include “noninterest income”, “total revenue”, “noninterest expense”, “pre-provision profit”, “income before income tax expense”, “income tax expense”, “net income”, “net income available to common stockholders”, “other income”, “salaries and employee benefits”, “outside services”, “occupancy”, “equipment expense”, “other operating expense”, and “net income per average common share”, “return on average common equity” and “return on average total assets”.

Citizens Financial Group, Inc.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe restructuring charges, special items and/or notable items in any period do not reflect the operational performance of the business in that period and, accordingly, it is useful to consider these line items with and without restructuring charges, special items and/or notable items. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(Adjusted excluding restructuring charges, special items and/or notable items)

($s in millions, except per share data)

		QUARTERLY TRENDS									FULL YEAR
							4Q16 Change						2016 Change
		4Q16	3Q16	2Q16	1Q16	4Q15	3Q16		4Q15		2016	2015	2015
							$	%	$	%			$	%
Noninterest income, adjusted:
Noninterest income (GAAP)		$377	$435	$355	$330	$362	($58)	(13%)	$15	4%	$1,497	$1,422	$75	5%
Less: Special items		—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Notable items		—	67	—	—	—	(67)	(100)	—	—	67	—	67	100

Noninterest income, adjusted (non-GAAP)		$377	$368	$355	$330	$362	$9	2%	$15	4%	$1,430	$1,422	$8	1%

Total revenue, adjusted:
Total revenue (GAAP)	A	$1,363	$1,380	$1,278	$1,234	$1,232	($17)	(1%)	$131	11%	$5,255	$4,824	$431	9%
Less: Special items		—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Notable items		—	67	—	—	—	(67)	(100)	—	—	67	—	67	100

Total revenue, adjusted (non-GAAP)	B	$1,363	$1,313	$1,278	$1,234	$1,232	$50	4%	$131	11%	$5,188	$4,824	$364	8%

Noninterest expense, adjusted:
Noninterest expense (GAAP)	C	$847	$867	$827	$811	$810	($20)	(2%)	$37	5%	$3,352	$3,259	$93	3%
Less: Restructuring charges and special items		—	—	—	—	—	—	—	—	—	—	50	(50)	(100)
Less: Notable items		—	36	—	—	—	(36)	(100)	—	—	36	—	36	100

Noninterest expense, adjusted (non-GAAP)	D	$847	$831	$827	$811	$810	$16	2%	$37	5%	$3,316	$3,209	$107	3%

Pre-provision profit, adjusted:
Total revenue, adjusted (non-GAAP)		$1,363	$1,313	$1,278	$1,234	$1,232	$50	4%	$131	11%	$5,188	$4,824	$364	8%
Less: Noninterest expense, adjusted (non-GAAP)		847	831	827	811	810	16	2	37	5	3,316	3,209	107	3

Pre-provision profit, adjusted (non-GAAP)		$516	$482	$451	$423	$422	$34	7%	$94	22%	$1,872	$1,615	$257	16%

Income before income tax expense, adjusted:
Income before income tax expense (GAAP)		$414	$427	$361	$332	$331	($13)	(3%)	$83	25%	$1,534	$1,263	$271	21%
Less: Income before income tax expense (benefit) related to restructuring charges and special items		—	—	—	—	—	—	—	—	—	—	(50)	50	100
Less: Income before income tax expense (benefit) related to notable items		—	31	—	—	—	(31)	(100)	—	—	31	—	31	100

Income before income tax expense, adjusted (non-GAAP)		$414	$396	$361	$332	$331	$18	5%	$83	25%	$1,503	$1,313	$190	14%

Income tax expense, adjusted:
Income tax expense (GAAP)		$132	$130	$118	$109	$110	$2	2%	$22	20%	$489	$423	$66	16%
Less: Income tax expense (benefit) related to restructuring charges and special items		—	—	—	—	—	—	—	—	—	—	(19)	19	100
Less: Income tax expense (benefit) related to notable items		—	12	—	—	—	(12)	(100)	—	—	12	—	12	100

Income tax expense, adjusted (non-GAAP)		$132	$118	$118	$109	$110	$14	12%	$22	20%	$477	$442	$35	8%

Net income, adjusted:
Net income (GAAP)	E	$282	$297	$243	$223	$221	($15)	(5%)	$61	28%	$1,045	$840	$205	24%
Add: Restructuring charges and special items, net of income tax expense (benefit)		—	—	—	—	—	—	—	—	—	—	31	(31)	(100)
Add: Notable items, net of income tax expense (benefit)		—	(19)	—	—	—	19	100	—	—	(19)	—	(19)	(100)

Net income, adjusted (non-GAAP)	F	$282	$278	$243	$223	$221	$4	1%	$61	28%	$1,026	$871	$155	18%

Net income available to common stockholders, adjusted:
Net income available to common stockholders (GAAP)	G	$282	$290	$243	$216	$221	($8)	(3%)	$61	28%	$1,031	$833	$198	24%
Add: Restructuring charges and special items, net of income tax expense (benefit)		—	—	—	—	—	—	—	—	—	—	31	(31)	(100)
Add: Notable items, net of income tax expense (benefit)		—	(19)	—	—	—	19	100	—	—	(19)	—	(19)	(100)

Net income available to common stockholders, adjusted (non-GAAP)	H	$282	$271	$243	$216	$221	$11	4%	$61	28%	$1,012	$864	$148	17%

Effective income tax rate, adjusted:
Effective income tax rate											31.9%	33.5%
Effective income tax rate, adjusted:											31.7	33.7

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(Adjusted excluding restructuring charges, special items and/or notable items)

($s in millions, except per share data)

		QUARTERLY TRENDS										FULL YEAR
							4Q16 Change							2016 Change
		4Q16	3Q16	2Q16	1Q16	4Q15	3Q16			4Q15		2016	2015	2015

							$/bps	%		$/bps	%			$/bps	%
Operating leverage:
Total revenue (GAAP)	A	$1,363	$1,380	$1,278	$1,234	$1,232	($17)	(1.23%)		$131	10.63%	$5,255	$4,824	$431	8.93%
Less: Noninterest expense (GAAP)	C	847	867	827	811	810	(20)	(2.31)		37	4.57	3,352	3,259	93	2.85

Operating leverage								1.08%			6.06%				6.08%

Operating leverage, adjusted:
Total revenue, adjusted (non-GAAP)	B	$1,363	$1,313	$1,278	$1,234	$1,232	$50	3.81%		$131	10.63%	$5,188	$4,824	$364	7.55%
Less: Noninterest expense, adjusted (non-GAAP)	D	847	831	827	811	810	16	1.93		37	4.57	3,316	3,209	107	3.33

Operating leverage, adjusted (non-GAAP)								1.88%			6.06%				4.22%

Efficiency ratio and efficiency ratio, adjusted:
Efficiency ratio	C/A	62.18%	62.88%	64.71%	65.66%	65.76%	(70)	bps		(358)	bps	63.80%	67.56%	(376)	bps
Efficiency ratio, adjusted (non-GAAP)	D/B	62.18	63.31	64.71	65.66	65.76	(113)	bps		(358)	bps	63.92	66.52	(260)	bps
Return on average common equity and return on average common equity, adjusted:
Average common equity (GAAP)	I	$19,645	$19,810	$19,768	$19,567	$19,359	($165)	(1%	)	$286	1%	$19,698	$19,354	$344	2%
Return on average common equity	G/I	5.70%	5.82%	4.94%	4.45%	4.51%	(12)	bps		119	bps	5.23%	4.30%	93	bps
Return on average common equity, adjusted (non-GAAP)	H/I	5.70	5.44	4.94	4.45	4.51	26	bps		119	bps	5.14	4.46	68	bps
Return on average tangible common equity and return on average tangible common equity, adjusted:
Average common equity (GAAP)	I	$19,645	$19,810	$19,768	$19,567	$19,359	($165)	(1%	)	$286	1%	$19,698	$19,354	$344	2%
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	—	—		—	—	6,876	6,876	—	—
Less: Average other intangibles (GAAP)		1	1	2	3	3	—	—		(2)	(67)	2	4	(2)	(50)
Add: Average deferred tax liabilities related to goodwill (GAAP)		523	509	496	481	468	14	3		55	12	502	445	57	13

Average tangible common equity	J	$13,291	$13,442	$13,386	$13,169	$12,948	($151)	(1%	)	$343	3%	$13,322	$12,919	$403	3%

Return on average tangible common equity	G/J	8.43%	8.58%	7.30%	6.61%	6.75%	(15)	bps		168	bps	7.74%	6.45%	129	bps
Return on average tangible common equity, adjusted (non-GAAP)	H/J	8.43	8.02	7.30	6.61	6.75	41	bps		168	bps	7.60	6.69	91	bps
Return on average total assets and return on average total assets, adjusted:
Average total assets (GAAP)	K	$147,315	$144,399	$142,179	$138,780	$136,298	$2,916	2%		$11,017	8%	$143,183	$135,070	$8,113	6%
Return on average total assets	E/K	0.76%	0.82%	0.69%	0.65%	0.64%	(6)	bps		12	bps	0.73%	0.62%	11	bps
Return on average total assets, adjusted (non-GAAP)	F/K	0.76	0.77	0.69	0.65	0.64	(1)	bps		12	bps	0.72	0.64	8	bps
Return on average total tangible assets and return on average total tangible assets, adjusted:
Average total assets (GAAP)	K	$147,315	$144,399	$142,179	$138,780	$136,298	$2,916	2%		$11,017	8%	$143,183	$135,070	$8,113	6%
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	—	—		—	—	6,876	6,876	—	—
Less: Average other intangibles (GAAP)		1	1	2	3	3	—	—		(2)	(67)	2	4	(2)	(50)
Add: Average deferred tax liabilities related to goodwill (GAAP)		523	509	496	481	468	14	3		55	12	502	445	57	13

Average tangible assets	L	$140,961	$138,031	$135,797	$132,382	$129,887	$2,930	2%		$11,074	9%	$136,807	$128,635	$8,172	6%

Return on average total tangible assets	E/L	0.79%	0.86%	0.72%	0.68%	0.67%	(7)	bps		12	bps	0.76%	0.65%	11	bps
Return on average total tangible assets, adjusted (non-GAAP)	F/L	0.79	0.80	0.72	0.68	0.67	(1)	bps		12	bps	0.75	0.68	7	bps

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(Adjusted excluding restructuring charges, special items and/or notable items)

($s in millions, except per share data)

		QUARTERLY TRENDS									FULL YEAR
							4Q16 Change						2016 Change
		4Q16	3Q16	2Q16	1Q16	4Q15	3Q16		4Q15		2016	2015	2015
							$/bps	%	$/bps	%			$/bps	%
Tangible book value per common share:
Common shares - at end of period (GAAP)	M	511,954,871	518,148,345	529,094,976	528,933,727	527,774,428	(6,193,474)	(1%)	(15,819,557)	(3%)	511,954,871	527,774,428	(15,819,557)	(3%)
Common stockholders’ equity (GAAP)		$19,499	$19,934	$19,979	$19,718	$19,399	($435)	(2)	$100	1	$19,499	$19,399	$100	1
Less: Goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	—	—	—	—	6,876	6,876	—	—
Less: Other intangible assets (GAAP)		1	1	2	3	3	—	—	(2)	(67)	1	3	(2)	(67)
Add: Deferred tax liabilities related to goodwill (GAAP)		532	519	507	494	480	13	3	52	11	532	480	52	11

Tangible common equity	N	$13,154	$13,576	$13,608	$13,333	$13,000	($422)	(3%)	$154	1%	$13,154	$13,000	$154	1%

Tangible book value per common share	N/M	$25.69	$26.20	$25.72	$25.21	$24.63	($0.51)	(2%)	$1.06	4%	$25.69	$24.63	$1.06	4%
Net income per average common share - basic and diluted, adjusted:
Average common shares outstanding - basic (GAAP)	O	512,015,920	519,458,976	528,968,330	528,070,648	527,648,630	(7,443,056)	(1%)	(15,632,710)	(3%)	522,093,545	535,599,731	(13,506,186)	(3%)
Average common shares outstanding - diluted (GAAP)	P	513,897,085	521,122,466	530,365,203	530,446,188	530,275,673	(7,225,381)	(1)	(16,378,588)	(3)	523,930,718	538,220,898	(14,290,180)	(3)
Net income available to common stockholders (GAAP)	G	$282	$290	$243	$216	$221	($8)	(3)	$61	28	$1,031	$833	$198	24
Net income per average common share - basic (GAAP)	G/O	0.55	0.56	0.46	0.41	0.42	(0.01)	(2)	0.13	31	1.97	1.55	0.42	27
Net income per average common share - diluted (GAAP)	G/P	0.55	0.56	0.46	0.41	0.42	(0.01)	(2)	0.13	31	1.97	1.55	0.42	27
Net income available to common stockholders, adjusted (non-GAAP)	H	282	271	243	216	221	11	4	61	28	1,012	864	148	17
Net income per average common share - basic, adjusted (non-GAAP)	H/O	0.55	0.52	0.46	0.41	0.42	0.03	6	0.13	31	1.94	1.61	0.33	20
Net income per average common share - diluted, adjusted (non-GAAP)	H/P	0.55	0.52	0.46	0.41	0.42	0.03	6	0.13	31	1.93	1.61	0.32	20
Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1]:
Common equity tier 1 (regulatory)		$13,822	$13,763	$13,768	$13,570	$13,389
Less: Change in DTA and other threshold deductions (GAAP)		—	—	1	1	2

Pro forma Basel III fully phased-in common equity tier 1	Q	$13,822	$13,763	$13,767	$13,569	$13,387

Risk-weighted assets (regulatory general risk weight approach)		$123,857	$121,612	$119,492	$116,591	$114,084
Add: Net change in credit and other risk-weighted assets (regulatory)		244	228	228	232	244

Pro forma Basel III standardized approach risk-weighted assets	R	$124,101	$121,840	$119,720	$116,823	$114,328

Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1]	Q/R	11.1%	11.3%	11.5%	11.6%	11.7%

1 Basel III ratios assume certain definitions impacting qualifying Basel III capital, which otherwise will phase in through 2019, are fully phased-in. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(Adjusted excluding restructuring charges, special items and/or notable items)

($s in millions, except per share data)

	QUARTERLY TRENDS									FULL YEAR
						4Q16 Change						2016 Change
	4Q16	3Q16	2Q16	1Q16	4Q15	3Q16		4Q15		2016	2015	2015
						$	%	$	%			$	%
Other income, adjusted
Other income (GAAP)	$28	$90	$18	$16	$23	($62)	(69%)	$5	22%	$152	$94	$58	62%
Less: Special items	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Notable items	—	67	—	—	—	(67)	(100)	—	—	67	—	67	100

Other income, adjusted (non-GAAP)	$28	$23	$18	$16	$23	$5	22%	$5	22%	$85	$94	($9)	(10%)

Salaries and employee benefits, adjusted:
Salaries and employee benefits (GAAP)	$420	$432	$432	$425	$402	($12)	(3%)	$18	4%	$1,709	$1,636	$73	4%
Less: Restructuring charges and special items	—	—	—	—	(2)	—	—	2	100	—	3	(3)	(100)
Less: Notable items	—	11	—	—	—	(11)	(100)	—	—	11	—	11	100

Salaries and employee benefits, adjusted (non-GAAP)	$420	$421	$432	$425	$404	($1)	0%	$16	4%	$1,698	$1,633	$65	4%

Outside services, adjusted:
Outside services (GAAP)	$98	$102	$86	$91	$104	($4)	(4%)	($6)	(6%)	$377	$371	$6	2%
Less: Restructuring charges and special items	—	—	—	—	2	—	—	(2)	(100)	—	26	(26)	(100)
Less: Notable items	—	8	—	—	—	(8)	(100)	—	—	8	—	8	100

Outside services, adjusted (non-GAAP)	$98	$94	$86	$91	$102	$4	4%	($4)	(4%)	$369	$345	$24	7%

Occupancy, adjusted:
Occupancy (GAAP)	$77	$78	$76	$76	$74	($1)	(1%)	$3	4%	$307	$319	($12)	(4%)
Less: Restructuring charges and special items	—	—	—	—	—	—	—	—	—	—	17	(17)	(100)
Less: Notable items	—	—	—	—	—	—	—	—	—	—	—	—	—

Occupancy, adjusted (non-GAAP)	$77	$78	$76	$76	$74	($1)	(1%)	$3	4%	$307	$302	$5	2%

Equipment expense, adjusted:
Equipment expense (GAAP)	$69	$65	$64	$65	$67	$4	6%	$2	3%	$263	$257	$6	2%
Less: Restructuring charges and special items	—	—	—	—	—	—	—	—	—	—	1	(1)	(100)
Less: Notable items	—	—	—	—	—	—	—	—	—	—	—	—	—

Equipment expense, adjusted (non-GAAP)	$69	$65	$64	$65	$67	$4	6%	$2	3%	$263	$256	$7	3%

Amortization of software, adjusted:
Amortization of software (GAAP)	$44	$46	$41	$39	$38	($2)	(4%)	$6	16%	$170	$146	$24	16%
Less: Restructuring charges and special items	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Notable items	—	3	—	—	—	(3)	(100)	—	—	3	—	3	100

Amortization of software, adjusted (non-GAAP)	$44	$43	$41	$39	$38	$1	2%	$6	16%	$167	$146	$21	14%

Other operating expense, adjusted:
Other operating expense (GAAP)	$139	$144	$128	$115	$125	($5)	(3%)	$14	11%	$526	$530	($4)	(1%)
Less: Restructuring charges and special items	—	—	—	—	—	—	—	—	—	—	3	(3)	(100)
Less: Notable items	—	14	—	—	—	(14)	(100)	—	—	14	—	14	100

Other operating expense, adjusted (non-GAAP)	$139	$130	$128	$115	$125	$9	7%	$14	11%	$512	$527	($15)	(3%)

Restructuring charges, special expense items and notable expense items include:
Restructuring charges	$—	$—	$—	$—	$—	$—	— %	$—	— %	$—	$26	($26)	(100)%
Special items	—	—	—	—	—	—	—	—	—	—	24	(24)	(100)
Notable items	—	36	—	—	—	(36)	(100)	—	—	36	—	36	100

Restructuring charges, special expense items and notable expense items	$—	$36	$—	$—	$—	($36)	(100%)	$—	— %	$36	$50	($14)	(28%)

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations – segments

($s in millions)

		THREE MONTHS ENDED DEC 31,				THREE MONTHS ENDED SEPT 30,
		2016				2016
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$92	$172	$18	$282	$92	$162	$43	$297
Less: Preferred stock dividends		—	—	—	—	—	—	7	7

Net income available to common stockholders	B	$92	$172	$18	$282	$92	$162	$36	$290

Return on average tangible common equity:
Average common equity (GAAP)		$5,275	$5,278	$9,092	$19,645	$5,190	$5,172	$9,448	$19,810
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	1	1	—	—	1	1
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	523	523	—	—	509	509

Average tangible common equity	C	$5,275	$5,278	$2,738	$13,291	$5,190	$5,172	$3,080	$13,442

Return on average tangible common equity	B/C	6.97%	12.94%	NM	8.43%	7.04%	12.50%	NM	8.58%
Return on average total tangible assets:
Average total assets (GAAP)		$58,066	$48,024	$41,225	$147,315	$56,689	$47,902	$39,808	$144,399
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	1	1	—	—	1	1
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	523	523	—	—	509	509

Average tangible assets	D	$58,066	$48,024	$34,871	$140,961	$56,689	$47,902	$33,440	$138,031

Return on average total tangible assets	A/D	0.63%	1.42%	NM	0.79%	0.64%	1.35%	NM	0.86%
Efficiency ratio:
Noninterest expense (GAAP)	E	$649	$187	$11	$847	$650	$181	$36	$867
Net interest income (GAAP)		639	347	—	986	621	327	(3)	945
Noninterest income (GAAP)		227	122	28	377	229	123	83	435

Total revenue (GAAP)	F	$866	$469	$28	$1,363	$850	$450	$80	$1,380

Efficiency ratio	E/F	74.90%	39.83%	NM	62.18%	76.46%	40.21%	NM	62.88%

		THREE MONTHS ENDED JUNE 30,				THREE MONTHS ENDED MAR 31,
		2016				2016
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$90	$164	($11)	$243	$71	$133	$19	$223
Less: Preferred stock dividends		—	—	—	—	—	—	7	7

Net income available to common stockholders	B	$90	$164	($11)	$243	$71	$133	$12	$216

Return on average tangible common equity:
Average common equity (GAAP)		$5,110	$5,040	$9,618	$19,768	$5,089	$4,790	$9,688	$19,567
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	3	3
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	496	496	—	—	481	481

Average tangible common equity	C	$5,110	$5,040	$3,236	$13,386	$5,089	$4,790	$3,290	$13,169

Return on average tangible common equity	B/C	7.09%	13.04%	NM	7.30%	5.59%	11.19%	NM	6.61%
Return on average total tangible assets:
Average total assets (GAAP)		$55,660	$47,388	$39,131	$142,179	$55,116	$45,304	$38,360	$138,780
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	3	3
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	496	496	—	—	481	481

Average tangible assets	D	$55,660	$47,388	$32,749	$135,797	$55,116	$45,304	$31,962	$132,382

Return on average total tangible assets	A/D	0.65%	1.39%	NM	0.72%	0.52%	1.18%	NM	0.68%
Efficiency ratio:
Noninterest expense (GAAP)	E	$632	$186	$9	$827	$616	$187	$8	$811
Net interest income (GAAP)		602	314	7	923	581	300	23	904
Noninterest income (GAAP)		219	122	14	355	208	99	23	330

Total revenue (GAAP)	F	$821	$436	$21	$1,278	$789	$399	$46	$1,234

Efficiency ratio	E/F	76.98%	42.88%	NM	64.71%	78.08%	46.74%	NM	65.66%

		THREE MONTHS ENDED DEC 31,
		2015
		Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$67	$152	$2	$221
Less: Preferred stock dividends		—	—	—	—

Net income available to common stockholders	B	$67	$152	$2	$221

Return on average tangible common equity:
Average common equity (GAAP)		$4,831	$4,787	$9,741	$19,359
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	3	3
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	468	468

Average tangible common equity	C	$4,831	$4,787	$3,330	$12,948

Return on average tangible common equity	B/C	5.50%	12.57%	NM	6.75%
Return on average total tangible assets:
Average total assets (GAAP)		$54,065	$43,835	$38,398	$136,298
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	3	3
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	468	468

Average tangible assets	D	$54,065	$43,835	$31,987	$129,887

Return on average total tangible assets	A/D	0.49%	1.37%	NM	0.67%
Efficiency ratio:
Noninterest expense (GAAP)	E	$624	$180	$6	$810
Net interest income (GAAP)		565	301	4	870
Noninterest income (GAAP)		226	107	29	362

Total revenue (GAAP)	F	$791	$408	$33	$1,232

Efficiency ratio	E/F	78.85%	44.02%	NM	65.76%

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations – segments

($s in millions)

		FULL YEAR
		2016				2015
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$345	$631	$69	$1,045	$262	$579	($1)	$840
Less: Preferred stock dividends		—	—	14	14	—	—	7	7

Net income available to common stockholders	B	$345	$631	$55	$1,031	$262	$579	($8)	$833

Return on average tangible common equity:
Average common equity (GAAP)		$5,166	$5,071	$9,461	$19,698	$4,739	$4,666	$9,949	$19,354
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	4	4
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	502	502	—	—	445	445

Average tangible common equity	C	$5,166	$5,071	$3,085	$13,322	$4,739	$4,666	$3,514	$12,919

Return on average tangible common equity	B/C	6.68%	12.44%	NM	7.74%	5.53%	12.41%	NM	6.45%
Return on average total tangible assets:
Average total assets (GAAP)		$56,388	$47,159	$39,636	$143,183	$52,848	$42,800	$39,422	$135,070
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	4	4
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	502	502	—	—	445	445

Average tangible assets	D	$56,388	$47,159	$33,260	$136,807	$52,848	$42,800	$32,987	$128,635

Return on average total tangible assets	A/D	0.61%	1.34%	NM	0.76%	0.50%	1.35%	NM	0.65%
Efficiency ratio:
Noninterest expense (GAAP)	E	$2,547	$741	$64	$3,352	$2,456	$709	$94	$3,259
Net interest income (GAAP)		2,443	1,288	27	3,758	2,198	1,162	42	3,402
Noninterest income (GAAP)		883	466	148	1,497	910	415	97	1,422

Total revenue (GAAP)	F	$3,326	$1,754	$175	$5,255	$3,108	$1,577	$139	$4,824

Efficiency ratio	E/F	76.57%	42.26%	NM	63.80%	79.02%	44.94%	NM	67.56%

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ, materially, from those in the forward-looking statements include the following, without limitation:

•

negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities and business restrictions resulting from litigation and regulatory investigations;

•

our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•

the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•

changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•

financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	management’s ability to identify and manage these and other risks.

Citizens Financial Group, Inc.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the United States Securities and Exchange Commission on February 26, 2016.

Note: Percentage changes, per share amounts and ratios presented in this document are calculated using whole dollars.

CFG-IR